Exhibit 99.1

NEWS RELEASE

Contact: Amy Potter
Marketing Dept. 814-765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION SUCCESSFULLY CLOSES MERGER

WITH FC BANC CORP.

Clearfield, Pennsylvania (October 15, 2013) – CNB Financial Corporation (“CNB”) (Nasdaq: CCNE) announced today the successful closing on October 11, 2013 of its previously announced merger with FC Banc Corp. (“FC”) (OTC: FCBZ). Under the terms of the agreement, FC merged with and into CNB, with CNB being the surviving corporation of the merger. Additionally, Farmers Citizens Bank, the wholly owned subsidiary of FC, merged with and into CNB Bank, a wholly owned subsidiary of CNB, with CNB Bank continuing as the surviving entity.

As a result of the merger, for each share of FC common stock, FC shareholders were entitled to elect to receive either (x) $30.00 in cash or (y) 1.754 shares of CNB common stock and shall receive cash in lieu of fractional shares, subject to proration procedures. Based on the elections and proration procedures, the total consideration payable to FC shareholders is approximately $41.6 million, comprised of approximately $8.0 million in cash and 1,873,879 shares of CNB common stock, valued at approximately $33.6 million based on the October 11, 2013 closing price of $17.91 per share of CNB common stock.

The merger provides CNB with an additional $357 million in assets, including $253 million in net loans held for investment, and $331 million in deposits. At September 30, 2013, CNB had assets of $1.8 billion.

Farmers Citizens Bank closed at 5 p.m. on October 11, 2013 and reopened as FCBank, a division of CNB Bank, on Tuesday, October 15, 2013 for regular bank hours.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with pre-merger assets of approximately $1.8 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary.

CNB Bank is a full-service bank engaging in a full range of banking activities and services, including wealth and asset management services, for individual, business, governmental, and institutional customers. CNB Bank operations include Wealth and Asset Management, a Private Banking division and, prior to its merger with Farmer Citizens Bank, 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.